Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-11 of Invesco Real Estate Income Trust Inc. of our report dated March 31, 2021 relating to the financial statements and financial statement schedule of Invesco Real Estate Income Trust Inc., which appears in this Registration Statement. We also consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement of our report dated March 19, 2021 relating to the financial statements of Vida JV LLC which appears in this Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

March 18, 2022